United States securities and exchange commission logo





                           July 25, 2023

       Darrell Peterson
       Chief Executive Officer
       InnovaQor, Inc.
       400 South Australian Avenue
       Suite 800
       West Palm Beach, Florida 33401

                                                        Re: InnovaQor, Inc.
                                                            Registration
Statement on Form S-1
                                                            Filed July 17, 2023
                                                            File No. 333-273288

       Dear Darrell Peterson:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Charli
Gibbs-Tabler, Staff Attorney, at 202-551-6388 with any questions.




                           Sincerely,


                           Division of Corporation Finance

                           Office of Technology
       cc:                                              J. Thomas Cookson